Exhibit 5.1

Reliant Bancorp, Inc.
1736 Carothers Parkway, Suite 100
Brentwood, Tennessee 37027

February 20, 2020

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Reliant Bancorp, Inc., a Tennessee corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of up to $60,000,000 in aggregate principal amount of the Company’s 5.125% Fixed-to-Floating Rate Subordinated Notes due 2029 (the “Exchange Notes”) pursuant to the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). As described in the Registration Statement, the Exchange Notes will be exchanged for the Company’s outstanding 5.125% Fixed-to-Floating Rate Subordinated Notes due 2029 (the “Existing Notes”). The Company will issue the Exchange Notes pursuant to an Indenture, dated as of December 13, 2019 (the “Indenture”), between the Company and UMB Bank, N.A., as trustee (the “Trustee”), as contemplated by the Registration Rights Agreement, dated as of December 13, 2019, by and among the Company and the purchasers of the Existing Notes (the “Registration Rights Agreement”).

For purposes of the opinion contained herein, we have assumed with respect to all documents examined by us (i) the legal capacity of all natural person executing such documents whether individually or on behalf of an entity, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the originals of all documents submitted to us as certified, conformed, photostatic, or telefacsimile copies, (v) the accuracy and completeness of all corporate records and documents made available to us by the Company, and (vi) that documents submitted to us for our review have not been altered or amended in any respect material to our opinion stated herein. We also have assumed with respect to all documents examined by us which contained facsimile signatures that such signatures were the original signatures of the parties and have the same force and effect as original signatures. In addition, in making our examination of the documents related to the subject matter hereof and the documents described herein, which have been executed by parties other than the Company, we have assumed that all such other parties had the power to enter into and perform all obligations thereunder, that all such other parties were duly authorized by all requisite action to execute, deliver, and perform their respective obligations thereunder, that all signatories on all such documents were duly qualified and incumbent officers or agents parties with the proper authority to execute all such documents, the due execution and delivery of all such documents and the validity, binding effect and enforceability of all such documents on such other parties in accordance with their respective terms.  We have assumed further that the execution and delivery of the Exchange Notes by the Company and the performance by the Company of its obligations thereunder do not and will not violate or contravene any judgment, order, decree or permit issued by any court, arbitrator or governmental or regulatory authority, or conflict with or result in the breach of, or constitute a default under, any contract or other instrument binding on or affecting the Company or any subsidiary thereof or any of their respective properties or assets.  We have also assumed that all parties to the Exchange Notes have and will comply with all obligations of good faith and fair dealing under applicable law.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Exchange Notes (in the form examined by us) are duly executed by the Company, authenticated by the Trustee in accordance with the Indenture and issued and delivered upon consummation of the exchange offer (as described in the Registration Statement) against receipt of the Existing Notes surrendered in exchange therefor in accordance with the terms of such exchange offer, the Registration Rights Agreement, the Registration Statement, the Indenture, and the Exchange Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The foregoing opinion is subject to the qualifications that we express no opinion as to (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue, (ii) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to jurisdiction or venue or other rights or benefits bestowed by operation of law, (iii) provisions for liquidated damages and penalties, default interest, late charges or other similar charges, make-whole premiums, penalty interest and interest on interest, (iv) indemnification, contribution, exculpation or arbitration provisions or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy, (v) restrictions upon transfers, pledges or assignments of a party’s rights under the Indenture and the Exchange Notes, (vi) provisions purporting to require a prevailing party in a dispute to pay attorneys’ fees and expenses, or other costs, to a non-prevailing party, (vii) provisions requiring amendments and waivers to be in writing and provisions making notices effective even if not actually received, or (viii) provisions purporting to make a party’s determination conclusive.

We express no opinion (i) as to the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Tennessee and the State of New York (except with respect to state securities or “blue sky” laws), including as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, or (ii) as to the validity, binding effect or enforceability of any provision in the Exchange Notes or the Indenture to the extent it violates any applicable usury or similar laws or statute of limitations or relates to the choice of forum for resolving disputes. The opinion expressed above is subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, or other similar laws of general application affecting the rights and remedies of creditors, (ii) general principles of equity, and (iii) public policy considerations.

This opinion is limited to the specific issues addressed herein, and no opinion may be implied or inferred beyond the opinion expressly stated above. Our opinion expressed herein is as of the date hereof, and we assume no obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the references to our name therein, as well as under the heading “Legal Matters” in the related prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Butler Snow LLP